                                                                   Exhibit 10(a)

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of the 3rd day of June, 1997, by and between William R. Ponsoldt, Sr. (the "Executive") and Regency Affiliates, Inc. (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company wishes to obtain the future services of the Executive for the Company; and

         WHEREAS, the Executive is willing, upon the terms and conditions herein set forth, to provide services hereunder; and

         WHEREAS, the Executive and the Company desire to enter into an Employment Agreement which recognizes fully the contributions of the Executive;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

         1.     NATURE OF EMPLOYMENT
                --------------------

         The Company hereby employs the Executive, and the Executive agrees to accept such employment, as the President and Chief Executive Office of the Company. Executive shall undertake such duties and responsibilities as may be reasonably assigned to Executive from time to time by the Board of Directors of the Company.

         2.     EXTENT OF EMPLOYMENT
                --------------------

                (a) During the term of employment, the Executive shall perform his obligations hereunder faithfully, diligently and to the best of his ability, under the direction of the Board of Directors of the Company (the "Board").

                (b) During the term of employment (except for vacation periods, holidays and reasonable periods of illness or other incapacity), the Executive shall perform services for the Company hereunder on a full-time basis. The Executive shall not be required to keep detailed time sheets or records of the time spent on the Company's affairs, but shall be accountable to the Board in respect thereof.

         3.     LOCATION, FACILITIES AND PERSONNEL
                ----------------------------------

                (a) Location. During the Term of employment, the Executive shall perform his duties hereunder at his home or such other place as shall be agreed upon by the Executive and the Board. The Executive shall, however, also travel to other locations at such times as may be appropriate in the performance of his duties; provided however, Executive shall not be required to relocate to any other office of the Company outside of Martin County, Florida.

                (b) Facilities and Personnel. The Company shall provide all necessary facilities, equipment, and supplies that are required for the performance of Executive's services pursuant to this Agreement. The Company shall also provide all necessary technical, clerical, and other support personnel required for the providing of services by Executive to the Company.

         4.     TERM OF EMPLOYMENT
                ------------------

         The "Term of Employment" shall commence upon execution of this Agreement and continue until the earlier of (i) the date on which the Executive attains Retirement Age (as hereinafter defined), or (ii) the thirtieth (30) day after the Executive notifies the Board of his decision not to continue his employment with the Company.

Notwithstanding the foregoing, the Term of Employment may be terminated at any time by the Company as follows:

                (a) If the Executive becomes disabled, within the meaning of
Section 10(b), this Agreement shall terminate on the date the Executive becomes disabled. In addition, if the Executive fails to perform his duties under this Agreement on account of illness or other incapacity which continues for a period of six consecutive calendar months, the Company may give notice to the Executive to terminate this Agreement on a date not less than 30 days thereafter (the "Notice Period"); and if the Executive has not resumed full performance of his duties under this Agreement within such Notice Period, then the Executive's employment under this Agreement will terminate 30 days after the date provided in the notice ("Termination Date"). Except as agreed to the contrary in writing in connection with the grant of any such rights, the Executive's right to exercise warrants granted by this Agreement, or any subsequent award of warrants, options or the like shall not be affected by termination of employment pursuant to this paragraph, and such warrants and options shall in such event continue to be exercisable at the sole discretion of the Executive.

                (b) If the Executive dies, the Term of Employment shall be deemed to terminate as of the date of death, but the estate of the Executive shall, in such event, be entitled to receive the Executive's base and increased salary for a ninety-day (90) period after the date of death. In such event, the estate of the Executive shall be obligated to refund to the Company, the portion of the base compensation previously paid to Executive which relates to the period after expiration of the aforesaid ninety-day period. Executive's rights to exercise warrants and options shall not terminate upon death of the Executive, but such warrants and options shall remain exercisable by the Executive's estate until the earlier of (i) the expiration date of any such rights pursuant to the terms of such rights, or (ii) five (5) years after the date of death of Executive.

                (c) The Company may terminate the Executive's employment for just cause at any time by giving written notice to the Executive. Within thirty
(30) days after the Termination Date, the Company shall pay to the Executive any unpaid base or increased salary which relates to the period prior to the Termination Date, and Executive shall repay to the Company any portion of base salary previously paid by the Company which relates to the period after the Termination Date. In such event, Executive shall nonetheless have the right to exercise any warrants and options available to him until the expiration dates established when such warrants or options were issued. For the purposes of this paragraph, "just cause" shall mean willful and deliberate misconduct by the Executive or a breach by the Executive of the provisions of this Agreement which, in either case, is detrimental in a significant way to the interests of the Company.

                (d) Termination of the Executive's employment by the Company for any reason not specified in paragraphs (a), (b), or (c), of this Section 4 shall constitute a breach by the Company of this Agreement. In such event the Executive shall continue to receive the base salary and other increased salary, compensation and benefits (as detailed under Sections 5, 6, 7, and 8 below) then in effect hereunder until 60 months following the termination of the Executive's employment, as severance pay. If these payments are all made by the Company, Executive agrees to waive all claims against the Company for wrongful termination.

         5.     COMPENSATION
                ------------

                (a) BASE COMPENSATION. During the Term of Employment, the Company shall pay the Executive base compensation (salary) for his services in equal advance annual installments of $250,000.00 each, such amount to be adjusted on January 1 of every year by any increase since the previous January 1 in the Consumer Price Index ("CPI") for All Urban Consumers, U.S. city average, as published by the U.S. Department of Labor Bureau of Labor Statistics.

                (b) SALARY INCREASE FROM BASE COMPENSATION. The Executive will be paid additional salary, as increased compensation, based on a formula tied to the enhancement of the overall net worth of the Company. The Executive shall be entitled to additional salary equal to 20% of the sum of the Company's increase in quarterly "common stock net worth" (as hereinafter defined) as reported in the financial statements of the Company. The additional salary shall be paid quarterly based on the unaudited financial statements of the Company. For purposes of this Agreement, "common stock net worth" shall be deemed to mean the difference between (i) total shareholders' equity, and (ii) any shareholders' equity accounts relating to preferred stock, which difference as of March 31, 1997, amounted to $6,306,800. At the option of the Executive, sums paid as salary or increased salary may be deposited in a pension or profit sharing plan, or IRA, or wage compensation trust.

                (c) FORM OF PAYMENT. The Executive may elect to receive some portion (to the extent allowable by law) of the Executive salary or increased salary in the form of: (i) qualified pension plan; (ii) qualified profit sharing plan; or (iii) life insurance with a beneficiary of Executive's choosing.

                (d) WARRANTS. The Company may elect at the end of each quarter to pay up to 50% of the increased salary through issuance of "Warrants" to purchase the stock of the Company at a price equal to 50% of the average bid price for the Company's stock for the calendar quarter for which such increased salary is payable (the "Warrant Price"). At the option of the Executive, payment may be made by the Executive for exercise of the warrants to purchase shares of the Company granted hereunder, in whole or in part, in the form of a promissory note executed by Executive secured only by a pledge of the shares purchased, which promissory note will accrue interest for any quarter at the prime rate in effect on the last day of the quarter at Chase Manhattan Bank, with interest and principal payable in a balloon payment five years after the date of execution of the note.

                If the Company elects to pay the Executive a portion of any increased salary in the form of Warrants, the number of Warrants issued shall be equal to the amount of the increased salary to be paid by the issuance of Warrants, divided by the Warrant Price.

                If the per share Warrant Price is less than the par value of the common stock the amount of the difference between the numbers is referred to hereinafter as the "Stock Spread". If in such case the Executive exercises Warrants and thereby purchases the stock, then at the option of the Executive, the Company shall either:

                           (i) declare such Stock Spread multiplied by the
                      number of shares purchased (the "Warrant Spread") to be additional compensation paid to the Executive; or

                           (ii) allow the Executive to issue a nonrecourse note
                      to the Company in the amount of the Warrant Spread (the "Note"), which Note shall accrue interest at the prime rate, be secured only by the stock received by the Executive and become due and payable upon the earlier of sale of the stock acquired by the exercise of the Warrant or the termination of the Executive's employment hereunder.

                The Executive may elect to finance the Warrant Spread partly under 5(d)(i) and partly under 5(d)(ii) above, and may elect to convert any portion of the financing provided under alternative 5(d)(ii) above and the accrued interest on the Note, into compensation under 5(d)(i) above at any time after the initial election by the Executive.

                If the Company elects to pay Executive through the issuance of warrants, then, at the option of the Executive, such warrants shall be paid in whole or in part to the Executive's Wage Compensation Irrevocable Trust.

         (e) If at any time the Company shall be obligated to Executive for accrued increased salary, Executive agrees not to initiate any legal proceeding to collect such increased salary for one (1) year, or so long as he shall remain an employee of the Company, whichever shall first occur. Furthermore, upon termination of the employment of Executive hereunder for any reason, the Company shall have one year to pay Executive any previously accrued increased salary, which amount shall not incur interest during such one year period. After the expiration of such one year period, Executive may initiate any legal proceeding against the Company to collect the increased salary, which shall thereafter accrue interest at the prime rate until paid. The Executive agrees that interest shall not accrue until such time as a legal proceeding is commenced by him to collect such increased salary, but after initiation of such legal proceeding, interest shall thereafter accrue at the rate of 12% per annum until paid.

         6.     BENEFITS
                --------

         Executive will receive health insurance, disability insurance, travel and entertainment allowance and other fringe benefits as follows:

                (a) VACATION. The Executive shall be entitled to such reasonable number of weeks of vacation annually as shall be mutually determined between Executive and the Company. For all vacations exceeding two (2) weeks in length, the Executive shall provide sufficient advance notice to the Board as to the vacation dates, in accordance with Company's policy. The time and length of such vacations will be subject to the reasonable approval of the Board.

                (b) ILLNESS. The Executive may be absent from employment with the Company because of illness for a period aggregating thirty (30) days in any twelve (12) month period, without any reduction to his salary with the Company, but such sick leave shall not be cumulative from year to year. Any additional absences from employment because of illness in a twelve (12) month period shall result in a prorata reduction in the amount of salary and increased salary which would otherwise be payable to Executive hereunder during such twelve (12) month period, with reductions being charged against the respective quarters in which the absences occurred.

                (c) MEDICAL INSURANCE. During the Term of Employment, and the extent reasonably available, the Executive and his wife shall receive medical insurance coverage, with such reasonable limitations and deductibles as the Company and Executive shall agree.

                (d) DISABILITY INSURANCE. The Company shall maintain disability insurance that will entitle the Executive to receive $100,000 per year in the event he suffers a long-term mental or physical disability that prevents him from remaining an employee of the Company.

                (e) OTHER BENEFITS. The Company shall provide such other appropriate benefits to him as are reasonably acceptable to the Board

         7.     VEHICLE ALLOWANCE
                -----------------

         During the Term of Employment, the Company shall pay the Executive a vehicle allowance of $600 per month, in advance, which allowance shall increase each January 1, by any increase in the CPI since the prior January 1, as described above. The Executive shall not be required to account for the expenditure of this allowance.

         8.     REIMBURSEMENT OF EXPENSES
                -------------------------

         During the Term of Employment, the Company shall reimburse the Executive for documented travel, entertainment and other expenses reasonably incurred by the Executive in connection with the performance of his duties. The Executive may also incur expense directly on behalf of Regency. The Executive shall be reimbursed for the reasonable fees and expenses of legal and tax advisors to review this Agreement, subject to a cap of $2,000.

         9.     PARTICIPATION IN OTHER EMPLOYEE BENEFITS
                ----------------------------------------

         Nothing contained in this Agreement shall limit the right of Executive to participate or to continue to participate in any Company retirement, pension, or profit-sharing plan, or supplemental compensation arrangements which constitute a part of the Company's regular benefit program.

         10.    DEFINITION OF CERTAIN PHRASES
                -----------------------------

         The following definitions shall apply in construing this Agreement:

                (a) "Retirement age" shall mean the date upon which Executive attains the age which constitutes the earliest mandatory retirement age then imposed by the

Company, which shall not be less than sixty-five years of age; provided if no such mandatory retirement age is imposed by the Company, the term "retirement age" shall mean the date on which the Executive reaches seventy years of age.

                (b) The word "disabled" shall mean the following: If Executive is unable to properly perform the normal duties of his employment for a continual ninety-one (91) day period because of illness, injury or incapacity and it is determined that in all probability Executive would not be able to so properly perform such duties on a regular basis within the next twelve (12) month period, then Employee shall be deemed disabled.

                In determining disability, the decision of a qualified physician selected by the Company and the Executive shall govern. The physician shall be bound by and shall follow the definition of disability stated above in determining the existence of such disability.

                If Employee is not determined to be disabled under the above criteria, but is in fact unable to properly perform the substantial and material duties of Executive's employment for a continual one year period, then Executive shall be deemed disabled after such period.

                Notwithstanding the above, if Executive is determined to be "totally disabled" by the insurer of any disability income insurance policy on which the Company pays the premiums then such determination shall be dispositive of the Employee's disability for purposes of this Agreement.

         11.    NON-COMPETE AGREEMENT
                ---------------------

                (a) SCOPE. Executive agrees that, during the term of his employment with the Company, he will not engage in, or own or control any interest in, or act as principal, director, officer, or employee of, or consultant to, any firm or corporation which is in competition with the Company or any subsidiary of the Company without the express permission of the Board of Directors of the Company, except that Executive may own less than ten percent (10%) of the shares of any publicly held company regardless of the scope of such company's activities.

                Executive agrees that for a period of two (2) years following the termination of his employment with the Company he will not, either directly or indirectly, whether for himself or a third party, without the express written permission of the Employer, pursue any business opportunity that was actively pursued by the Company during his tenure of employment and not abandoned by the Company.

                (b) CONFIDENTIAL INFORMATION. Executive agrees that he will not at any time during or after his employment, without the Company's express written permission, reveal or use for his own benefit or the benefit of a third party, any trade secret, customer list or information, sales data, business plans, or other confidential information related to the Company's business. The foregoing shall not preclude Executive from revealing or using confidential information for the benefit of the Company in the ordinary course of the Company's business.

                (c) REMEDIES. The parties agree that the violation or threatened violation by the Executive of his undertakings hereunder, will cause the Company irreparable harm for which damages will be inadequate or unascertainable. Accordingly, in such case the Company shall be entitled to appropriate temporary and permanent injunctive relief.

         12.    INDEMNIFICATION OF EXECUTIVE
                ----------------------------

                The Executive shall not be liable, responsible or accountable in damages or otherwise to the Company or any Shareholder of the Company for any loss or damage incurred by reason of any act or omission performed or omitted by the Executive in good faith either on behalf of the Company or in furtherance of the interests of the Company and in a manner reasonably believed by him to be within the scope of authority granted to him by the Company or by law, provided that the Executive was not guilty of gross negligence, fraud or bad faith, or willful misconduct with respect to such acts or omissions. The Company shall indemnify and hold harmless the Executive if the Executive is a party or is threatened to be made a party to any threatened, or pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of any acts or omissions or alleged acts or omissions arising out of his activities as an employee of the Company, if such activities were performed in good faith either on behalf of the Company or in furtherance of the interests of the Company, and in a manner reasonably believed by the Executive to be within the scope of the authority conferred by the Company or by law, against losses, damages or expenses for which he has not otherwise been reimbursed (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Executive in connection with such action, suit or proceeding, so long as the Executive was not guilty of gross negligence, fraud, bad faith, or willful misconduct with respect to such acts or omissions. The Company shall pay expenses as and when incurred by the Executive in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by the Executive to repay such payment if there shall be adjudication or determination that indemnification should not be provided hereunder.

         13.    ASSIGNMENT
                ----------

         This Agreement shall be binding upon the parties and their respective successors and assigns, provided that neither party may assign this Agreement without the express written consent of the other. For purposes of this Agreement, the term "assignment" shall be deemed to include the sale of all or substantially all of the assets or business of the Company.

         14.    NOTICES
                -------

         Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

                If to the Executive:           William R. Ponsoldt, Sr.
                                               P.O. Box 2998
                                               Stuart, Fl  34995

                If to the Company:             Regency Affiliates, Inc.
                                               10842 Old Mill Road, Suite #5
                                               Omaha, Nebraska  68154

         Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

         15.    ARBITRATION
                -----------

         It is agreed that in the event that any disagreement, dispute, controversy or claim arises out of or in relation to or in connection with this Agreement or breach thereof, the parties shall seek to solve the matter amicably through discussions between parties. Each party agree to consider in good faith any reasonable request by the other party to engage in mediation or any other means of alternative dispute resolution short of arbitration. Only if the parties fails to resolve such disagreement, dispute, controversy, claim or breach by amicable agreement and compromise within 60 days, may the aggrieved party seek arbitration as set forth herein. Any disagreement, dispute, controversy or claim with respect to the validity of this Agreement or arising out of or in relation to the construction or interpretation of this Agreement or arising out of or in relation to the construction or interpretation of this Agreement, or breach hereof, shall be finally settled by binding arbitration. The arbitration shall take place in Fort Lauderdale, Florida in accordance with the rules of the American Arbitration Association or as the parties shall otherwise agree. The arbitration shall be brought before three (3) arbitrators, one (1) each appointed by the respective parties and one (1) additional arbitrator selected by the two (2) appointed arbitrators. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrators shall have the power, in addition to the power of determining the merits of the arbitration, to determine the scope and limits of discovery and to enforce the rights, remedies, procedures, duties, liabilities, and obligations of discovery by the imposition of the same terms, conditions, consequences, liabilities, sanctions, and penalties as can be or may be imposed on the like circumstances in a civil action by a State Court of the

State of Florida under the provisions of Florida Rules of Civil Procedure, except the power to order the arrest or imprisonment of a person. Each party shall absorb its own costs of arbitration, including attorney's fees, and the parties shall split equally any arbitrators' fees.

         Notwithstanding the section above, the parties shall have recourse to the courts of Florida for the purpose of obtaining any injunctive relief remedy as permitted by the laws of the State of Florida.

         16.    SEVERABILITY
                ------------

         If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         17.    WAIVER OF BREACH
                ----------------

         The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate, or be construed, as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.

         18.    AMENDMENT; ENTIRE AGREEMENT
                ---------------------------

         This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior Agreements, understandings and commitments with respect to such subject matter.

         19.    GOVERNING LAW
                -------------

         This Agreement shall be governed by, construed, applied and enforced in accordance with the Laws of the State of Florida, and no doctrine of choice of law shall be used to apply to any law other than that of Florida, and no defense, counterclaim or right of set-off given or allowed by the laws of any other state or jurisdiction, or arising out of the enactment, modification or repeal of any law, regulation, or ordinance or decree of any foreign jurisdiction, shall be interposed in any action hereon.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

WILLIAM R. PONSOLDT, SR.                    REGENCY AFFILIATES, INC.

/s/ William R. Ponsoldt, Sr.                BY:  /s/ Eunice M. Antosh
-----------------------------                  ----------------------------
                                            ITS:  Secretary
                                                ---------------------------